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                                                                      EXHIBIT 21


                                 SUBSIDIARIES OF
                            ALLIANT TECHSYSTEMS INC.




                                                              Jurisdiction
        Name of Subsidiary                                  of Incorporation
        ------------------                                  ----------------

Alliant Defense Electronics Systems, Inc.                       Delaware

New River Energetics, Inc.                                      Delaware


The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 1998.